UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Avid Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Avid Technology, Inc.

Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876

Notice of 2007 Annual Meeting of Stockholders to be Held on Wednesday, May 16, 2007

The 2007 Annual Meeting of Stockholders of Avid Technology, Inc. will be held on Wednesday, May 16, 2007, at our offices located at 1925 Andover Street, Tewksbury, Massachusetts at 10:00 a.m., local time, to consider and act upon the following matters:

1.                To elect two Class II Directors to serve for three-year terms.

2.                To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

3.                To consider such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders of record at the close of business on March 20, 2007 are entitled to notice of and to vote at the meeting or any adjournment thereof. A copy of our Annual Report to Stockholders for 2006, which contains consolidated financial statements and other information of interest to stockholders, accompanies this notice and proxy statement. All stockholders are cordially invited to attend the meeting.

By Order of our Board of Directors,
PAIGE PARISI
Secretary
Tewksbury, Massachusetts
April 5, 2007

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

i

Avid Technology, Inc.

Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876

Proxy Statement for the Annual Meeting of Stockholders
to be Held on Wednesday, May 16, 2007

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at our company’s 2007 annual meeting of stockholders and at any adjournments of that meeting. The annual meeting will be held at 10:00 a.m., local time, on May 16, 2007, at our offices located at 1925 Andover Street, Tewksbury, Massachusetts. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of the annual meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Secretary, or by voting in person at the annual meeting.

The notice of the annual meeting, this proxy statement, the accompanying proxy card and our 2006 Annual Report are being mailed to stockholders on or about April 5, 2007.

Voting Securities and Votes Required

At the close of business on March 20, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, there were outstanding and entitled to vote an aggregate of 41,247,018 shares of our common stock, $.01 par value per share. Stockholders are entitled to one vote per share.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. The affirmative vote of the holders of a plurality of the shares of common stock present or represented and voting at the annual meeting is required for the election of the Class II Directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, or broker non-votes, will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on the election of the Class II Directors or the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

Costs of Soliciting Proxies

We bear all costs for this solicitation of proxies. In addition to solicitations by mail, our directors, officers and employees may solicit proxies by telephone, email or personally without additional compensation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock by:

•       each person known by us to beneficially own more than five percent of the outstanding shares of our common stock;

•       each of our directors;

•       each executive officer named in the Summary Compensation Table for Fiscal Year 2006 set forth on page 22; and

•       all of our directors and executive officers as a group.

Except as otherwise noted, information in the following table is as of January 15, 2007.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1)(2)
5% Stockholders
Blum Capital Partners, L.P.(3)	6,277,883	15.3%
909 Montgomery Street, Suite 400 San Francisco, CA 94133
Columbia Wanger Asset Management, L.P.(4)	5,989,300	14.6%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
Private Capital Management, L.P.(5)	4,890,950	11.9%
8889 Pelican Bay Boulevard Naples, FL 34108
T. Rowe Price Associates, Inc.(6)	3,989,249	9.7%
100 East Pratt Street Baltimore, Maryland 21202
PRIMECAP Management Company(7)	2,182,800	5.3%
225 South Lake Avenue, #400 Pasadena, CA 91101
Barclays Global Investors, NA(8)	2,143,272	5.2%
45 Fremont Street San Francisco, CA 94105
Directors and Officers
George H. Billings(9)	20,000	*
Elizabeth M. Daley(10).	10,000	*
John V. Guttag(11)	33,000	*
Nancy Hawthorne(12)	48,000	*
Pamela F. Lenehan(13).	55,000	*
Youngme E. Moon(14).	10,000	*
David A. Krall(15)	536,364	1.3%
David M. Lebolt(16)	49,308	*
Paul J. Milbury(17)	56,448	*
Sharad Rastogi(18)	54,868	*
Michael J. Rockwell(19)	63,056	*
Joseph Bentivegna(20)	0	*
Charles L. Smith(21)	5,373	*
All directors and executive officers as a group (19 persons) (22)	1,059,320	2.5%

                 * Less than 1%

       (1) The number of shares beneficially owned by each person or entity is calculated pursuant to rules promulgated by the Securities and Exchange Commission. Under those rules, a person or entity is considered to beneficially own all shares for which the person or entity has sole or shared voting or investment power, and all shares that the person or entity has the right to acquire within 60 days after January 15, 2007. The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Unless otherwise indicated, each person or entity has sole voting or dispositive power with respect to the shares identified as being beneficially owned by that person or entity.

       (2) Percentage ownership calculations are based on 41,104,049 shares of our common stock outstanding as of January 15, 2007. Any shares that a person or entity has the right to acquire within 60 days after January 15, 2007 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by such person or entity. These shares, however, are not considered outstanding when computing the percentage ownership of any other person or entity.

       (3) Beneficial ownership as of January 4, 2007, as reported in a Form 4 Statement of Changes in Beneficial Ownership of Securities filed with the Securities and Exchange Commission on January 4, 2007, and an amendment to Schedule 13D filed with the Securities and Exchange Commission on July 26, 2006, by Blum Capital Partners, L.P. (“Blum LP”), Richard C. Blum & Associates, Inc. (“RCBA Inc.”), Blum Strategic GP III, L.L.C. (“Blum GP III”), Blum Strategic GP III, L.P. (“Blum GP III LP”), Blum Strategic Partners III, L.P. (“Blum Strategic III”) and Saddlepoint Partners GP, L.L.C. (“Saddlepoint GP”) (collectively, the “Blum Reporting Persons”). The Blum Reporting Persons beneficially own the following: (i) 1,998,629 shares of common stock held by Blum LP and RCBA Inc. on behalf of the limited partnerships for which Blum LP serves as the general partner, or on behalf of an entity for which Blum LP serves as investment advisor, (ii) 3,923,904 shares of common stock held by Blum GP III which serves as general partner of Blum GP III LP which, in turn, serves as the general partner of Blum Strategic III, (iii) 217,550 shares of common stock held by Saddlepoint GP on behalf of a partnership for which it serves as the general partner, and (iv) 68,900 shares of common stock that are legally owned by The Nuclear Decommissioning Trust of Dominion Nuclear Connecticut, Inc. and 68,900 shares of common stock that are legally owned by Virginia Electric and Power Company Qualified Nuclear Decommissioning Trust (collectively, the “Investment Advisory Clients”), with respect to which Blum LP has voting and investment power. Each Investment Advisory Client has entered into an investment management agreement with Blum LP, but neither Investment Advisory Client has any contract, arrangement or understanding with the other Investment Advisory Client, or any other Blum Reporting Person, with respect to the acquisition, ownership, disposition or voting of any shares of common stock. Each Investment Advisory Client disclaims membership in a group with any Blum Reporting Person or with the other Investment Advisory Client, and each disclaims beneficial ownership of any shares beneficially owned by the Blum Reporting Persons other than for its own account. Voting and dispositive power concerning the above shares are shared by Blum LP, Blum GP III and Saddlepoint GP.

       (4) Beneficial ownership as of December 31, 2006, as reported in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on January 9, 2007 by Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) and Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by Columbia Wanger. The shares beneficially owned by Columbia Wanger include shares held by CAT that constitute approximately 11.7% of our outstanding common stock.

       (5) Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G filed with the Securities and Exchange Commission on January 5, 2007 by Private Capital Management, L.P. (“PCM”). The shares beneficially owned by PCM include 4,793,550 shares of common stock held by clients of PCM who have delegated proxy voting authority to PCM and with respect to which PCM has shared voting and dispositive power.

       (6) Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007 by T. Rowe Price Associates, Inc. (“TRPA”) and T. Rowe Price Mid-Cap Growth Fund, Inc. (“TRPMC”). The shares beneficially owned by TRPA include 2,250,000 shares beneficially owned by TRPMC. TRPA has sole voting power with respect to 838,760 of the shares it beneficially owns. TRPMC does not have sole or shared dispositive power with respect to any of the shares it beneficially owns.

       (7) Beneficial ownership as of December 31, 2006, as reported in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007 by PRIMECAP Management Company (“PRIMECAP”). Of the 2,182,800 shares of common stock PRIMECAP beneficially owns, it has sole voting power with respect to 158,800 shares.

       (8) Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, NA (“BGINA”), Barclays Global Fund Advisors (“BGFA”) and Barclays Global Investors, Ltd. (“BGIL”). Of the 850,194 shares of common stock BGINA beneficially owns, it has sole voting power with respect to 702,986 shares. BGFA beneficially owns 1,266,891 shares of common stock and BGIL beneficially owns 26,187 shares of common stock.

       (9) Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(10) Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(11) Consists of 30,000 shares of common stock issuable upon the exercise of outstanding stock options and 3,000 shares of common stock held by a limited liability company of which Dr. Guttag is the managing member.

(12) Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(13) Includes 40,000 shares of common stock issuable upon the exercise of outstanding stock options.

(14) Consists of shares of common stock issuable upon the exercise of outstanding stock options.

(15) Includes 497,438 shares of common stock issuable upon the exercise of outstanding stock options and upon the vesting of restricted stock units.

(16) Consists of shares of common stock issuable upon the exercise of outstanding stock options and upon the vesting of restricted stock units.

(17) Includes 56,348 shares of common stock issuable upon the exercise of outstanding stock options and upon the vesting of restricted stock units.

(18) Includes 54,392 shares of common stock issuable upon the exercise of outstanding stock options and upon the vesting of restricted stock units.

(19) Includes 60,556 shares of common stock issuable upon the exercise of outstanding stock options and upon the vesting of restricted stock units.

(20) Mr. Bentivegna resigned as an executive officer of our company effective November 15, 2006.

(21) Mr. Smith resigned as an executive officer of our company effective November 15, 2006.

(22) Includes 988,983 shares of common stock issuable upon the exercise of outstanding stock options and upon the vesting of restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of reports filed by the persons required to file such reports and written representations from those persons, we believe that all filing requirements of Section 16(a) were satisfied with respect to the year ended December 31, 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Our board of directors is divided into three classes, designated as Class I, Class II and Class III Directors, with one class elected each year. Members of each class hold office for a three-year term. Our board of directors currently consists of seven members, two of whom are Class I Directors, two of whom are Class II Directors and three of whom are Class III Directors. Both of our Class II Directors have been nominated for re-election at our annual meeting this year for terms expiring at our 2010 annual meeting. The terms of our Class III Directors expire at our 2008 annual meeting and the terms of our Class I Directors expire at our 2009 annual meeting.

The persons named in the enclosed proxy will vote to elect David A. Krall and Pamela F. Lenehan as Class II Directors, unless authority to vote for the election of either or both of the nominees is withheld by marking the proxy to that effect. Both nominees have indicated their willingness to serve if elected, but if either or both of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.

Our corporate governance guidelines provide that directors are expected to attend our annual meeting of stockholders. All of our directors attended our 2006 annual meeting of stockholders.

Directors

Set forth below regarding each continuing director and each nominee is his or her name, age as of March 31, 2007, principal occupation, and business experience during at least the past five years, all positions he or she holds with us, if any, the names of other publicly held corporations for which he or she serves as a director, and the year during which he or she first became a member of our board of directors. There are no family relationships among any of our directors and executive officers.

Nominees

Class II Directors (Terms to expire at the 2010 annual meeting)

David A. Krall, 46, has served as a director since October 2000 and has been an employee since 1995. Mr. Krall has served as our President and Chief Executive Officer since April 2000, and served as our President and Chief Operating Officer from October 1999 until April 2000. Previously, Mr. Krall served as Chief Operating Officer of Digidesign, our audio division, from July 1998 to October 1999, and as Vice President of Engineering of Digidesign from June 1996 to July 1998.

Pamela F. Lenehan, 54, has served as a director since April 2001. Since June 2002, Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy and financial consulting firm. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, Ms. Lenehan was Vice President and Chief Financial Officer of Convergent

Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components. Previously, Ms. Lenehan was a Managing Director of Investment Banking at Credit Suisse First Boston and a Vice President of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is a member of the Board of Directors of Spartech Corporation, a processor of engineered thermoplastics, and Monotype Imaging Holdings Inc., a supplier of font and imaging technologies.

Board Recommendation

Our board of directors recommends that our stockholders vote “FOR” the election of Mr. Krall and Ms. Lenehan as Class II Directors.

Continuing Members of our Board of Directors

Class I Directors (Terms to expire at our 2009 annual meeting)

George H. Billings, 56, became a director in March 2004. Since 1987, Mr. Billings has been the President of Billings & Co., a management consulting firm focused on the wireless communications and related industries. Mr. Billings also served as Chief Operating Officer from March 1998 to June 1998, and as Chief Executive Officer from June 1998 to May 1999 of Silicon Wireless, Ltd., a developer of wireless communication technology. In addition, from May 1992 to May 1997, Mr. Billings served first as the Chief Operating Officer and later as Vice Chairman of Radio Movil Digital Americas, Inc., a wireless dispatch communications company with investments in South America. Previously, Mr. Billings served as General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One), and as Vice President of Corporate Development of the Communications Satellite Corporation.

Nancy Hawthorne, 55, became a director in October 1997. Since August 2001, Ms. Hawthorne has served as Chair and Chief Executive Officer of Clerestory, LLC, a financial advisory and investment firm.  In addition, from 1996 until July 1997, Ms. Hawthorne was Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management. From July 1997 until July 2001, Ms. Hawthorne was self-employed, providing a variety of financial strategy consulting services. Previously, Ms. Hawthorne served as Treasurer and Chief Financial Officer of Continental Cablevision. Ms. Hawthorne also serves as a director of the Metropolitan Series Fund, Inc., a mutual fund established by the Metropolitan Life Insurance Company.

Class III Directors (Terms to expire at our 2008 annual meeting)

Elizabeth M. Daley, 64, became a director in February 2005. Dr. Daley has been Dean of the School of Cinematic Arts at the University of Southern California since 1989.

John V. Guttag, 58, became a director in October 2002. Dr. Guttag has been a professor at the Massachusetts Institute of Technology since January 1979, and served as Chair of the Department of Electrical Engineering and Computer Science from January 1999 to September 2004. In addition, Dr. Guttag is co-head of the Networks and Mobile Systems Group within MIT’s Computer Science and Artificial Intelligence Laboratory.

Youngme E. Moon, 42, became a director in September 2005. Dr. Moon has been a professor at Harvard Business School since 1998. Prior to that, Dr. Moon was a professor at the Massachusetts Institute of Technology from 1997 to 1998.

Director Candidates

The process followed by our nominating and governance committee to identify and evaluate director candidates consists of reviewing recommendations from members of our board of directors and others (including stockholders), evaluating biographical and background information relating to potential candidates, and interviewing possible candidates.

In considering whether to recommend a particular candidate for inclusion in our board of directors’ slate of recommended director nominees, our nominating and governance committee considers the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience, commitment to participate as a director and conflicts of interest that would impair the candidate’s ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting the name, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date the recommendation is made, to the Nominating and Governance Committee, c/o Secretary, Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876.

Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and considering substantially the same criteria, as it follows for candidates submitted by others. If our board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. The chairman of our board of directors, with the assistance of our General Counsel, is primarily responsible for communications with stockholders and for providing copies or summaries of the communication to the other directors. Stockholders who wish to send communications on any topic to our board of directors should address such communications to the Board of Directors, c/o Secretary, Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876.

DIRECTOR COMPENSATION

Our company uses a combination of cash and equity-based compensation to attract and retain candidates to serve on our board of directors. We do not compensate directors who are also our employees for their service on our board of directors. Therefore, Mr. Krall, the Chief Executive Officer of our company, does not receive any compensation for his service on our board of directors.

Cash Compensation for Non-Employee Directors

Cash compensation for non-employee directors is determined in May of each year and takes effect July 1st of each year. From January 1, 2006 to June 30, 2006, we paid our non-employee directors a retainer fee of $12,500. We also paid our non-employee directors a fee of $1,500 for each board of directors meeting attended through June 30, 2006 and a fee of $1,500 for each committee meeting attended through June 30, 2006. In addition, we paid the chairman of our board of directors, Ms. Hawthorne, a fee of $7,500 for this six-month time period. We paid the chairman of each of our other committees (audit committee: Ms. Lenehan, compensation committee: Dr. Guttag, nominating and governance committee: Mr. Billings and strategy committee: Mr. Billings) a fee of $2,500 for this six-month time period.

From July 1, 2006 to December 31, 2006, we paid our non-employee directors a retainer fee of $22,500. Beginning July 1, 2006, in lieu of meeting fees, non-employee members of our board were paid a retainer fee for each committee on which they served. The retainer fee for audit committee members was $2,500 for this six-month time period. The retainer fee for members of all other committees was $1,500 for this six-month time period. In addition, we paid the chairman of our board of directors, Ms. Hawthorne, a fee of $15,000 for this six-month time period. We paid the chairman of our audit committee, Ms. Lenehan, a fee of $7,500 for this six-month time period. We paid the chairmen of our compensation, and nominating and governance committees, Dr. Guttag and Mr. Billings, respectively, a fee of $5,000 for this six-month time period. We paid the co-chairmen of our strategy committee, Mr. Billings and Dr. Moon, a fee of $2,500 for this six-month time period. The strategy committee disbanded in December 2006.

Equity Compensation for Non-Employee Directors

In addition to the cash compensation described above, non-employee directors are entitled to receive equity compensation under our 1993 Director Stock Option Plan, as amended, or our 2005 Stock Incentive Plan, as amended. Our compensation committee reviews equity compensation for non-employee directors annually and submits its recommendations to the full board for consideration and approval.

Under our 1993 Director Stock Option Plan, our non-employee directors are entitled to receive an option to purchase 10,000 shares of our common stock upon their initial election to our board of directors. In addition, each non-employee director receives an option to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders, provided the director has then served a minimum of six months on our board of directors.

Under our 2005 Stock Incentive Plan, our non-employee directors may receive equity compensation subject to the following maximum grant levels:

•       upon election to our board of directors, a stock option for up to 15,000 shares of our common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of our common stock; and

•       annually on the date of our annual meeting, a stock option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of our common stock, provided the non-employee director has served a minimum of six months on our board of directors.

In each case, the non-employee director may receive a combination of awards, provided that the aggregate number of shares subject to each award does not exceed 15,000 shares of common stock, and each share of common stock subject to a restricted stock award or a restricted stock unit award shall be considered two shares of common stock for the purpose of such limitation. Additionally, our board of directors has determined that any grant under the 1993 Director Stock Option Plan to a non-employee director shall be included in the limits applicable to awards granted under the 2005 Stock Incentive Plan.

Grants to non-employee directors of stock options are at an exercise price per share equal to the closing price of our company’s common stock on NASDAQ on the date of grant. Grants to non-employee directors of stock options upon their initial election to our board of directors vest 12 months from the date of grant. Grants to non-employee directors of annual stock options vest on the earlier of 12 months from the date of grant or immediately prior to the next annual meeting of our stockholders following the date of grant, unless otherwise specified in the applicable option agreement. Awards of restricted stock and restricted stock units granted under the 2005 Stock Incentive Plan may vest no sooner than one-third of such award per year. Stock options granted under the 1993 Director Stock Option Plan have a term of 6 years, while those granted under the 2005 Stock Incentive Plan have a term of 10 years. Stock options granted under the 1993 Director Stock Option Plan become exercisable in full upon a change-in-control (as such term is defined in the 1993 Director Stock Option Plan).

During 2006, each of our non-employee directors was granted an option to purchase 10,000 shares of our common stock under our 2005 Stock Incentive Plan at an exercise price of $38.69, equal to the closing price of our common stock on NASDAQ on the date of grant, May 24, 2006.

Non-Qualified Deferred Compensation for Non-Employee Directors

The members of our board of directors are eligible to participate in our non-qualified deferred compensation plan, which was established to provide participants with the opportunity to defer the receipt of all or a portion of their director’s fees. Please see page 27 of this proxy statement for a discussion of our non-qualified deferred compensation program.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2006

The following table sets forth a summary of the compensation we paid to our non-employee directors for service on our board in 2006:

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
George H. Billings	$81,000	—	$179,468	—	—	—	$260,468
Elizabeth M. Daley	$51,500	—	$120,976	—	—	—	$172,476
John V. Guttag	$61,500	—	$179,468	—	—	$9,741	$250,709
Nancy Hawthorne	$103,500	—	$179,468	—	—	$4,808	$287,776
Pamela F. Lenehan	$75,500	—	$179,468	—	—	—	$254,968
Youngme E. Moon	$55,500	—	$196,592	—	—	—	$252,092

(1)           The amount shown represents the amount of compensation cost that our company recognized for fiscal year 2006 for all options held by each of our non-employee directors as computed in accordance with SFAS No. 123(R) utilizing the modified prospective transition method. In accordance with SFAS No. 123(R), the fair value of each stock option is determined on the date of grant using the Black-Scholes option pricing model. This value is then amortized ratably over the vesting period. See Note L of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The grant date fair value, computed in accordance with SFAS No. 123(R), of stock options granted to each of our non-employee directors in 2006 was $149,942. The grant date fair value was determined by using the Black-Scholes option pricing model. As of December 31, 2006, each non-employee director held stock options for the following number of shares: Mr. Billings: 30,000; Dr. Daley: 20,000; Dr. Guttag: 40,000; Ms. Hawthorne: 58,000; Ms. Lenehan: 50,000; and Dr. Moon: 20,000.

(2)           Amounts listed under “All Other Compensation” represent earnings on non-qualified deferred compensation for 2006. None of our directors earned preferential or above-market earnings on deferred compensation.

Board of Directors and Committee Meetings

During 2006, our board of directors met eight times and acted by written consent six times.  Each director was present for at least 75% of the aggregate number of our board of directors meetings and meetings held by all committees on which that director then served.

Our board of directors has established three standing committees, audit, compensation, and nominating and governance, each of which operates under a charter that has been approved by our board of directors.  Each committee reviews its charter periodically, and then recommends any proposed revisions to our board of directors for approval.  The audit committee charter was last revised in October 2004 and the nominating and governance committee charter was last revised in February 2004.  The compensation committee charter was last reviewed by our compensation committee on February 9, 2007.  It is expected that our board of directors will review and consider the committee’s proposed revisions at its meeting scheduled for May 16, 2007.  Current copies of each committee's charter are available in the corporate governance section of our website at www.avid.com and can be accessed by clicking on “About Us”, "Investor Relations" and "Corporate Governance."

Members of each committee are selected by our board of directors upon recommendations from our nominating and governance committee.  Each of our standing committees is authorized to retain independent legal, accounting and other advisors, and to compensate them for their services.

Our board of directors has determined that Mr. Billings, Dr. Daley, Dr. Guttag, Ms. Hawthorne, Ms. Lenehan and Dr. Moon are independent directors as defined under the rules of The NASDAQ Stock Market, which we refer to as NASDAQ, and each of our three standing committees is composed of independent directors as defined by the NASDAQ rules.

Audit Committee

The current members of our audit committee are Mr. Billings, Ms. Hawthorne and Ms. Lenehan.  Our board of directors has determined that each member of our audit committee is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.  In addition, our board of directors has determined that the members of our audit committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.  Our audit committee's responsibilities include:

•       appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

•       overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made to the audit committee by the independent registered public accounting firm;

•       overseeing the work of our internal audit function, including approving the internal audit annual plan submitted by the internal auditing staff;

•       reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•       reviewing, approving and ratifying “related person transactions” as defined on page 35;

•       monitoring our internal controls over financial reporting, disclosure controls and procedures; and

•       meeting independently with our internal auditing staff, our independent registered public accounting firm and management.

Our audit committee met 12 times and acted by written consent two times during 2006.

Nominating and Governance Committee

The current members of our nominating and governance committee are Mr. Billings, Ms. Hawthorne and Dr. Moon.  Our nominating and governance committee's responsibilities include:

•       identifying individuals qualified to become members of our board of directors;

•       recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•       reviewing and making recommendations to our board of directors with respect to management succession planning;

•       developing and recommending to our board of directors corporate governance principles; and

•       overseeing an annual evaluation of our board of directors.

Our nominating and governance committee met 14 times and acted by written consent one time during 2006.

Compensation Committee

The current members of our compensation committee are Dr. Daley, Dr. Guttag, Ms. Hawthorne and Ms. Lenehan.  The chairman of our compensation committee is responsible for setting the compensation committee’s meeting agendas and calendar after receiving input from the other members of the committee, as well as from our human resources, legal, tax and finance departments.  Our compensation committee's responsibilities include:

•       administering our executive officer compensation program;

•       overseeing the development of our company’s compensation plans and policies;

•       annually reviewing and approving corporate goals and objectives relevant to the compensation of executive officers;

•       annually reviewing and submitting its recommendations regarding executive officer compensation (including the compensation of the executive officers named in the Summary Compensation Table for Fiscal Year 2006 on page 22) to our board of directors for approval;

•       overseeing performance evaluations of our executive officers and other senior executives in conjunction with other members of our board of directors;

•       administering our equity incentive plans, including reviewing and submitting its recommendations regarding equity grants to executive officers to our board of directors for approval; and

•       reviewing and making recommendations to our board of directors with respect to director compensation.

Our compensation committee submits its recommendations regarding annual compensation of our executive officers to the independent members of our board of directors for approval.  Our board of directors believes that all independent directors, not just those on the compensation committee, should be involved in setting, analyzing, reviewing and approving executive officer annual compensation.  All other decisions regarding executive officer compensation are made by our compensation committee, including decisions related to the compensation of new executive officers and the terms of executive officer employment and change-in-control agreements.

Our compensation committee met ten times and acted by written consent six times during 2006.  Of the ten meetings, one full meeting, and portions of two other meetings, were held in executive session.  Our

Chief Executive Officer, Chief Financial Officer, Vice President of Human Resources and General Counsel each attended a majority of the compensation committee meetings that were not held in executive session.

Compensation Committee Interlocks and Insider Participation

None of our executive officers is a member of the compensation committee of another corporation or other entity (or serves an equivalent function for such corporation or other entity) whose executive officers served on our board of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this section of our proxy statement is to give you an overview of our executive compensation program, the material decisions we made with respect to each element of our executive compensation program and the material factors that we considered in making those decisions.  Throughout this proxy statement, we refer to the individuals who served as our company’s Chief Executive Officer and Chief Financial Officer in 2006, as well as the other executive officers included in the Summary Compensation Table for Fiscal Year 2006 on page 22, as our “Named Executive Officers.”  Following this section of the proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in 2006 to our Named Executive Officers.  This section of the proxy statement is designed to put that information into context within our overall executive compensation program.

Our compensation committee administers our executive officer compensation program.  The types of compensation and benefits provided to our Named Executive Officers are similar to those provided to our other executive officers.

Compensation Philosophy and Program Design

Our compensation committee believes that executive officer compensation must be designed to maximize long-term stockholder value by being closely aligned with (i) overall company performance and (ii) the contribution each executive officer makes to that performance.  To ensure that our executive officer compensation program is maximizing long-term stockholder value, our compensation committee designs the program to achieve the following objectives:

•       attract individuals who are most capable of building long-term value for our stockholders;

•       retain executive officers whose contributions are critical to our long-term success;

•       link a substantial portion of each executive officer’s compensation to our  company’s performance;

•       link each executive officer’s annual cash incentive compensation to the performance of that executive officer;

•       provide a balanced mix of cash and equity compensation to align the short- and long-term interests of our executive officers with those of our stockholders;

•       make certain that each of the components of our program is transparent so that the program is easily understood by our stockholders;

•       ensure that the compensation of each executive officer is commensurate with his or her experience and performance rather than his or her title; and

•       encourage a team-based leadership culture.

In order to accomplish these objectives, our compensation committee takes the following actions:

•       reviews executive officer performance to determine if individual goals are met at the end of the year;

•       reviews tally sheets for executive officers, which include all components of executive officer compensation: base salary, annual cash incentive compensation, long-term equity incentive compensation, the dollar value to the executive and cost to our company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our non-qualified deferred compensation program and the estimated payout obligations under severance and change-in-control scenarios;

•       seeks input from our Chief Executive Officer on the performance of all other executive officers;

•       holds executive sessions (without our management present); and

•       seeks information from its independent compensation consultant on the performance and executive compensation of members of relevant peer groups.

In 2006, our compensation committee made the following changes to our executive compensation program:

•       reviewed more comprehensive tally sheets for our executive officers, which included all elements of compensation for the prior five years in order to understand each executive officer’s total annual compensation and the accumulated value of the compensation paid to each of them by our company;

•       responded to new accounting rules regarding the expensing of stock options by accelerating to September 2005 the grant date for half of the projected 2006 annual key performer stock options to executive officers and granting the remaining half in March 2006 in the form of restricted stock units;

•       eliminated the executive officer financial planning benefit beginning in 2007; and

•       adopted a policy to no longer provide tax “gross-up” provisions in new executive officer change-in-control agreements.

Compensation Consultant

Each year our compensation committee engages an independent outside compensation consultant to advise the committee on all matters related to compensation, including executive and board compensation.  In January 2006, our compensation committee reviewed its relationship with its then compensation consultant and, after interviewing other independent outside compensation consultants, engaged a new compensation consultant, Watson Wyatt Worldwide, in March 2006. Watson Wyatt Worldwide did not perform any other work for our company outside of advising the compensation committee on compensation matters and our company does not retain its own compensation consultant. Our compensation committee has the sole authority to hire and fire its compensation consultant. Representatives from our compensation consultant attended all of the compensation committee meetings to which they were invited, which represented 60% of the compensation committee meetings held in 2006.

The nature and scope of the compensation consultant’s assignments relating to executive compensation for 2006 and 2007 included:

•       assisting the compensation committee in articulating our company’s compensation philosophy by interviewing executive officers and other senior members of management regarding our compensation programs and evaluating our short- and long-term incentive compensation plans against the compensation philosophy to determine if the plans are in alignment with our compensation philosophy;

•       selecting appropriate peer groups for benchmarking executive officer and outside board of director compensation;

•       preparing executive compensation pay study and competitive assessments to benchmark 2006 and 2007 compensation. These reports addressed all aspects of executive officer compensation, including salary, short-term incentive compensation, long-term incentive compensation, equity ownership guidelines for executive officers, mix of pay, executive compensation philosophy, tally sheets and contingent payment analysis in the event of an executive officer’s termination or a change-in-control of our company;

•       examining our current short- and long-term incentive compensation plans, assessing their past effectiveness in appropriately compensating for performance and identifying gaps between our plans and market practices and desired results;

•       recommending design changes to our short- and long-term incentive compensation plans;

•       reviewing management’s proposed short-term incentive plan design, including metrics, goal setting, plan mechanics, payout rates and incentive opportunities;

•       proposing aggregate and individual award levels for our executive officers under our long-term equity incentive plan based on competitive value, aggregate dilution and expense, and appropriate internal pay equity and progression;

•       assisting with the determination of our executive officer termination benefits, including the calculation of any applicable parachute payments and gross-up amounts related to excise taxes under Internal Revenue Code Sections 280G and 4999;

•       preparing a director pay study and competitive assessment to benchmark our director compensation for 2006 and 2007; and

•       making recommendations regarding the treatment of equity upon retirement for employees, including executive officers, under our 2005 Stock Incentive Plan.

Elements of Executive Compensation

Our compensation program for our executive officers consists of the following components:

•       base salary;

•       annual cash incentive compensation;

•       long-term equity incentive compensation; and

•       other benefit programs.

When determining 2006 executive officer compensation, our compensation committee set base salary at the median, total target annual cash compensation (base salary plus annual cash incentive compensation) at the 75th percentile and long-term equity incentive compensation between the 50th and 75th percentile of (i) a peer group of companies with similar revenues from similar industries (which we refer to as the Avid Peer Group) and (ii) a broader general industry peer group consisting of comparably sized high technology companies drawn from published survey sources, including Radford High Technology Executive Compensation Survey, Clark Consulting CHiPS Executive & Senior Management Survey and Mellon HR&IS High Technology Executive Total Compensation Survey (which we refer to as the Industry Peer Group). The companies that comprised the 2006 Avid Peer Group are: Activision, Inc., Adobe Systems Inc., Autodesk, Inc., Brocade Communications Systems, Inc., Cadence Design Systems, Inc., Citrix Systems, Inc., Cognos Incorporated, Hyperion Solutions Corporation, Juniper Networks, Inc., Lexar Media, Inc., McAfee, Inc., Mentor Graphics Corporation, Mercury Interactive Corporation, Navarre Corporation, Network Appliance, Inc., Novell, Inc., Parametric Technology Corporation and Take-Two Interactive Software, Inc.

Based on information publicly available in October 2005, the Avid Peer Group had (i) a median market capitalization of approximately $3.5 billion, compared to our market capitalization of approximately $1.6 billion and (ii) median annual revenues of approximately $868 million, compared to approximately $775 million in revenue for our company.

Actual compensation paid to our executive officers will be greater than or less than target compensation depending on how our company actually performs. In 2006, our company did not meet its minimum operating profit threshold under our company’s 2006 Employee Bonus Plan. As a result, no bonuses were paid to our executive officers under the 2006 Employee Bonus Plan. In 2006, actual total annual cash compensation (base salary plus annual cash incentive compensation) paid to our Named Executive Officers, excluding our Chief Executive Officer, ranged from 57% to 63% of target annual cash compensation. Our Chief Executive Officer’s actual annual cash compensation in 2006 was 42% of his target annual cash compensation.

When setting 2007 executive compensation, our compensation committee retained the same target levels for base salary and long-term equity compensation relative to the Avid Peer Group but it changed the total target annual cash compensation (base salary plus annual cash incentive compensation) from the 75th percentile to between the 50th and 75th percentile, and redefined the Avid Peer Group to include the following 14 companies: Activision, Inc., Advanced Digital Information Corporation, Autodesk, Inc., Cadence Design Systems, Inc., Dolby Laboratories, Inc., Intergraph Corporation, Itron, Inc., Mentor Graphics Corporation, National Instruments Corporation, Network Appliance, Inc., Parametric Technology Corporation, Synopsys, Inc., Tektronix, Inc. and THQ Inc.

The compensation committee redefined the Avid Peer Group in part due to our company’s revenue growth, our company’s expansion into the consumer video market, and mergers and acquisitions within the former Avid Peer Group.

Based on information publicly available in May 2006, the new Avid Peer Group had (i) a median market capitalization of approximately $2.2 billion, compared to our market capitalization of approximately $1.7 billion, and (ii) median annual revenues of approximately $768 million, compared to approximately $828 million in revenue for our company.

Our company does not have a policy for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, we do follow a philosophy that has led us to granting a majority of total compensation to executive officers in the form of incentive compensation. In 2006, on average, 27% of total target compensation for our Named Executive Officers, excluding our Chief Executive Officer, was fixed (base salary) and 73% was variable (annual cash incentive compensation and long-term equity incentive compensation). Of the variable compensation, 62% was performance-based

(our company’s performance and the individual’s performance) and 38% was non-performance based (restricted stock units). For our Chief Executive Officer, 16% of his total target compensation was fixed and 84% was variable. Of his variable compensation, 64% was performance-based and 36% was non-performance-based.

As set forth in the Summary Compensation Table for Fiscal Year 2006 on page 22, on average, base salaries paid to our Named Executive Officers, excluding our Chief Executive Officer, comprised 35% of their total compensation in 2006. For our Chief Executive Officer, base salary comprised 25% of his total compensation in 2006. No bonuses were paid to our executive officers for fiscal year 2006.

Base Salary

In general, our compensation committee targets base salaries for our executive officers at the median level of the compensation range for the Avid Peer Group and the Industry Peer Group. In addition to external market data from these two peer groups, our compensation committee also considers the executive officer’s experience, personal performance and the anticipated value of his or her future impact on our company’s success, any of which factors could cause the actual base salary amount to fall above or below the median level. Base salaries for the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Merit increases usually take effect on January 1st of each year.

In the fourth quarter of 2005, David A. Krall, our President and Chief Executive Officer, provided our compensation committee with his recommendations regarding base salaries for 2006 for all of our executive officers excluding himself. Mr. Krall based his recommendation on his subjective assessment of each of our executive officers’ personal performance and external market data from the two peer groups. Our compensation committee considered Mr. Krall’s recommendations and approved salary increases for our executive officers effective January 1, 2006. The average increase in base salary for our executive officers as a group, excluding Mr. Krall, was 4.4%. In addition, in December 2005, our compensation committee determined that Mr. Krall’s base salary should be increased by 4.0%. Our compensation committee based its decision on its assessment of Mr. Krall’s performance and external market data from the two peer groups.

In the fourth quarter of 2006, Mr. Krall provided our compensation committee with his recommendations regarding base salaries for 2007 for all of our executive officers excluding himself. The compensation committee concurred with Mr. Krall’s recommendations and determined that, given our company’s overall performance in 2006, none of our Named Executive Officers, including Mr. Krall, would receive an increase in base salary for 2007.

Annual Cash Incentive Compensation

A significant portion of each of our executive officers’ total annual cash compensation is dependent on our company’s achievement of financial objectives set forth in our 2006 Employee Bonus Plan. The 2006 Employee Bonus Plan is a broad-based plan used to provide incentives to executive and non-executive employees. In 2006, virtually all of our employees who did not participate in a sales commission program were eligible to participate in the 2006 Employee Bonus Plan, allowing them to share in the growth and success of our company.

Any bonus payout under our 2006 Employee Bonus Plan to our executive officers is based on the following three factors, which are discussed in more detail below:

•       the executive officer’s cash bonus target;

•       the financial performance of our company; and

•       the executive officer’s individual performance.

In December 2005, our compensation committee established a 2006 annual cash bonus target for each of our executive officers using the data collected from the Avid Peer Group and the Industry Peer Group. In establishing the annual cash bonus targets, our compensation committee’s goal was to set targets at a level such that total annual cash compensation paid to each of our executive officers if the target was achieved would be at approximately the 75th percentile of total annual cash compensation paid to similarly situated executive officers in the two peer groups. For 2006, cash bonus targets for our executive officers ranged from 50% to 140% of each executive officer’s base salary.

For purposes of the 2006 Employee Bonus Plan, our company’s financial performance for 2006 was measured by revenue and operating profit, and was evaluated as follows:

•       in order for our executive officers to receive any bonus payout for 2006, revenues for 2006 needed to exceed 2005 revenues (as such revenues are adjusted for any acquisitions made by us) and a minimum operating profit needed to be reached. If our company did not achieve both of these thresholds, no bonus payouts would be paid to any of our executive officers with respect to fiscal year 2006. If both of these thresholds were met, each of our executive officers would become eligible to receive a percentage of his or her target. When setting these thresholds, our compensation committee believed the thresholds were reasonably achievable;

•       if our company achieved its target operating profit, each of our executive officers would become eligible to receive 100% of his or her target, subject to further adjustment based on his or her performance. If we achieved operating results above the threshold but below the target, the bonus payout would be an amount less than 100% of the target; and

•       if our company exceeded its target operating profit, 15% of the excess amount would be added to the total bonus pool available for all participating employees, including our executive officers.

With respect to individual performance, our compensation committee retains the discretion to increase each of our executive officers’ bonus payout by as much as 20% of such executive officer’s target or reduce it to zero, based upon the committee’s evaluation of the executive officer’s overall performance and contributions to our company.

In 2006, our company exceeded its 2005 revenues but did not meet the minimum operating profit threshold. As a result, our compensation committee did not award any bonuses to our executive officers under the 2006 Employee Bonus Plan.

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation for our executive officers consists of stock options, time-vested restricted stock and time-vested restricted stock units (we refer to all three types of equity incentive compensation as “equity incentive awards”), and is intended to represent the largest portion of total compensation for our executive officers. Our compensation committee grants equity incentive awards to our executive officers (and to other employees) under our annual key performer equity incentive awards program. In addition to annual key performer equity incentive awards, our company also grants equity incentive awards to our executive officers (and other employees) when they join our company or are promoted, based upon the employee’s job level and skills, the requirements of the position and comparative compensation data of similarly situated employees of relevant peer group companies.

Our compensation committee approved annual key performer equity incentive awards for 2007 in February 2007 based upon a budget that was approved by our board of directors. Factors affecting the 2007 awards for executive officers are discussed in further detail below. Our board of directors has adopted the following procedures for future grants of long-term equity compensation awards. At the last regularly scheduled meeting of our compensation committee each year, the committee will determine the company’s annual key performer equity incentive awards budget for the following year, including the planned value of shares that may be granted by our Chief Executive Officer to non-executive employees under specific delegated authority and the proposed individual annual equity incentive awards to executive officers. The compensation committee will then formally recommend this budget to our full board of directors. At our board of directors’ last scheduled meeting each year, our board of directors will review and approve (with or without changes) our compensation committee’s recommendation. At the first regularly scheduled meeting of our compensation committee following our filing of our Annual Report on Form 10-K with the Securities and Exchange Commission, our compensation committee will make annual key performer grants, effective as of the date of such meeting, to all executive officers who have been selected to receive annual equity incentive awards. Our compensation committee may make other equity incentive awards from time to time as it deems appropriate. Neither our company nor our board of directors, including our compensation committee, has any plan, program or practice of timing equity incentive awards in coordination with the release or withholding of material non-public information.

Historically, our compensation committee granted key performer equity awards to our executive officers in the form of stock options. In determining the size of each stock option award to our executive officers, our compensation committee considered the following two measures: (i) the estimated value of the stock option award based on the Black-Scholes pricing model and (ii) the number of shares underlying the stock option award as a percentage of the total number of shares of our common stock outstanding. In reviewing these two measures, our compensation committee focused on values in the 50th to 75th percentile relative to similarly situated executive officers in the Avid Peer Group and the Industry Peer Group. Our compensation committee also considered each executive officer's individual performance. Stock options are awarded at the closing price of our company’s common stock on NASDAQ on the date of grant.

In 2005, to alleviate the potentially dilutive effect of long-term equity incentive compensation, our compensation committee restricted, on an aggregate basis, the total number of stock option awards that could be granted to all of our employees and members of our board of directors to 3% of the total number of shares of common stock outstanding on December 31, 2004, subject to revision based on changes in circumstances. In September 2005, in anticipation of a new Financial Accounting Standards Board rule requiring companies to expense stock options beginning in 2006, our compensation committee accelerated half of the projected 2006 key performer stock option awards to reduce the financial impact to our company of such awards in the future. The remaining 50% of the 2006 key performer stock option awards were granted in March 2006; however, our compensation committee elected to make these awards in the form of restricted stock units rather than stock options. Restricted stock units represent the promise to receive shares of our common stock in the future. No ownership of the underlying common stock is conveyed when restricted stock units are awarded and the restricted stock units do not carry voting rights or other stockholder rights until the restricted stock units vest. Our compensation committee made this decision after considering the cost impact associated with mandatory stock option expensing, the higher perceived value to our employees of restricted stock as compared to stock options and the recent trend in the compensation field of providing a mixed portfolio of appreciation (stock options) and full-value (restricted stock) equity compensation awards. The compensation committee chose restricted stock units rather than restricted stock for the following reasons: (i) restricted stock units receive more favorable tax treatment for non-U.S. employees, (ii) with restricted stock units, employees do not need to assess the pros and cons of filing an 83(b) election form with the Internal Revenue Service, which presents a financial risk to employees if our common stock price declines or the restricted stock does not vest, and (iii) the lower administrative costs to administer a restricted stock unit program. To convert a stock option award to restricted stock or restricted stock units, our compensation committee divided the expected Black-Scholes value of the stock option award that would have been delivered by the then-current share price of our common stock. This resulted in a ratio of one share of restricted stock or one restricted stock unit for every 2.33 shares that would have been granted under a stock option.

During 2006, 610 of our employees received restricted stock units under our annual key performer equity incentive awards program, including our executive officers. Our executive officers received restricted stock units representing 76,601 shares of common stock under our stock incentive plans, or 37% of the total restricted stock units awarded to our employees. Such restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant.

When determining the total budget for 2007 long-term equity incentive compensation for our company, our compensation committee replaced its historic dilution-based approach with an aggregate expense-based approach. Under this aggregate expense-based approach, our compensation committee focused on:

•       delivering long-term equity incentive compensation to our executive officers between the 50th and 75th percentile of the Avid Peer Group;

•       the associated cost to our company of delivering this value to our executive officers; and

•       the allocation of this value among our executive officers.

Based on this analysis, our compensation committee set the value of long-term equity incentive compensation for our executive officers in 2007 between the 50th and 75th percentile of the Avid Peer Group. To determine the forms of equity in which this value would be delivered, our compensation committee reviewed current trends in the market as well as the perceived value of the various forms of equity. In addition, our compensation committee sought input from members of our management on our company’s long-term equity incentive program objectives. Our compensation committee then evaluated the alternative forms of equity against these objectives. After considering all of this information, our compensation committee determined that 50% of the 2007 long-term equity incentive compensation value would be delivered to our executive officers in the form of time-based stock options and 50% would be delivered in the form of time-based restricted stock units. By using a mix of time-based stock options and time-based restricted stock units, our compensation committee is able to compensate executive officers for sustained increases in our company’s stock performance through the grant of stock options, as well as promote retention and equity ownership through the award of time-based restricted stock units coupled with stock ownership guidelines described below.

Stock Ownership Guidelines

We introduced stock ownership guidelines in 2006 to further align the interests of our executive officers with those of our stockholders. These guidelines became effective on January 1, 2007. Under the guidelines, our executive officers are expected to hold our common stock in an amount at least equal to a multiple of their base salary as determined by their position. The guidelines range from one times base salary for certain of our executive officers to three times base salary for our Chief Executive Officer. For purposes of these guidelines, stock ownership includes shares as to which our executive officers have direct ownership, including restricted stock and restricted stock units, but does not include unexercised stock options. Our executive officers are expected to meet their ownership guidelines within three years of becoming subject to the guidelines.

Personal Benefits and Perquisites

In 2006, other than receiving certain financial planning advice with a maximum cap of $3,000, our executive officers did not receive any other personal benefits that are not available to all other eligible employees. From time to time, our company has reimbursed our executive officers and other employees for reasonable expenses associated with relocation and associated tax payments. In 2006, Messrs. Krall, Rockwell and Rastogi received reimbursement for relocation benefits and/or associated tax payments in connection with relocations from Massachusetts to California. Our executive officers are eligible to participate in the same medical and life insurance programs as all of our other eligible employees and are eligible to receive the same employer match under our 401(k) retirement program. There are no outstanding loans to any of our executive officers. We believe that the ideal corporate culture is one in which executive officers operate under the same standards as all other employees. As a result, we do not provide our executive officers with car allowances, reserved parking spaces, separate dining or health club facilities or other personal benefit perquisites. As further evidence of our commitment to this corporate culture, we elected to discontinue reimbursing our executive officers for financial planning advice beginning in January 2007.

Tax and Accounting Implications

Policy With Respect To Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that a public company may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limit for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards are generally considered performance-based compensation and are, therefore, fully deductible. Salary and time-vesting restricted stock or restricted stock units are generally not deductible. Our compensation committee's primary objective is to establish compensation programs that maximize the creation of long-term stockholder value and, therefore, the committee has not adopted a policy requiring all executive compensation to be deductible. However, our compensation committee reviews the potential effect of Section 162(m) periodically and, if consistent with its goal of increasing stockholder value, seeks to structure executive officer compensation in a manner that is intended to allow deductions under Section 162(m). Our compensation committee reserves the right to use its judgment to authorize compensation payments which may be subject to the Section 162(m) limitation when it believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of our employees receiving such compensation.

In 2006, the total non-performance–based compensation for one of our Named Executive Officers, former Vice President and General Manager of Avid Video, Charles L. Smith, was above the $1,000,000 threshold due to the payment of severance benefits upon the termination of his employment in November 2006. As a result, we will not be able to deduct a portion of his total compensation (approximately $309,000).

Non-Qualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to non-qualified deferred compensation arrangements.  The final rules have not become effective yet, but based on the guidance that has been released to date from the Internal Revenue Service, our company believes we are in good faith compliance with The American Jobs Creation Act of 2004 which became effective January 1, 2005.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, our company began accounting for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement 123(R).  For a discussion of the role this new rule played in our compensation committee’s determination of the types of long-term equity compensation to award our executive officers in 2006 and 2007, please see page 17 of this proxy statement under the heading “Long-Term Equity Incentive Compensation.”

Conclusion

Our compensation committee has reviewed all components of our company’s compensation program for executive officers, including base salary, annual cash incentive compensation, long-term equity incentive compensation, the dollar value to the executive and cost to the company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our non-qualified deferred compensation program and the estimated payout obligations under severance and change-in-control scenarios.  Our compensation committee reviewed tally sheets for each of our executive officers setting forth all the above components and attaching dollar amounts under various payout scenarios.  Our compensation committee also studied the accumulated value delivered to our executive officers arising from our compensation to them.

In determining the compensation paid to each of our executive officers in 2006, our compensation committee also considered the relative difference between our Chief Executive Officer’s compensation and the compensation paid to all of our other executive officers.

Our compensation committee believes our compensation programs should be competitive enough to attract and retain the talented managers necessary to build the business, provide significant rewards for strong financial performance and align the interests of management with our stockholders.

REPORT OF THE COMPENSATION COMMITTEE OF AVID’S BOARD OF DIRECTORS

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis of this proxy statement with the company’s management.  Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
John V. Guttag, Chair
Elizabeth M. Daley
Nancy Hawthorne
Pamela F. Lenehan

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

The table below summarizes 2006 compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers and two former executive officers, who we refer to collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (1)($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David A. Krall	2006	$551,000	—	$214,320	$1,396,838	—	—	$78,100	$2,240,258
President and Chief Executive Officer
Paul J. Milbury	2006	$333,000	—	$71,431	$306,542	—	—	$9,730	$720,703
Vice President and Chief Financial Officer
Michael J. Rockwell	2006	$333,000	—	$71,431	$294,326	—	—	$94,974	$793,731
Vice President and Chief Technology Officer
Sharad Rastogi	2006	$285,000	—	$50,000	$424,223	—	—	$25,126	$784,349
Vice President of Corporate Development
David M. Lebolt	2006	$333,000	—	$71,431	$296,397	—	—	$7,662	$708,490
Vice President and General Manager, Audio
Charles L. Smith	2006	$293,296	—	$159,994	$414,998	—	—	$697,583	$1,565,871
Former Vice President and General Manager, Avid Video
Joseph Bentivegna	2006	$283,608	—	$159,994	$285,534	—	—	$635,026	$1,364,162
Former Vice President and Chief Operating Officer, Avid Video

(1)          Represents the amount of compensation cost to our company in fiscal year 2006 with respect to awards granted in fiscal year 2006 and previous fiscal years, as computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R). For option awards outstanding at the time we adopted SFAS No. 123(R), our compensation cost has been estimated as if we utilized the modified prospective transition method. In order to perform these calculations, the fair value of each stock option is determined on the date of grant using the Black-Scholes option pricing model and the fair value of each stock award is measured by the closing price of our company’s common stock on NASDAQ on the date of grant. In connection with Mr. Rastogi’s promotion to Vice President of Corporate Development in September 2005, he received an option to purchase 20,000 shares of common stock. Using the Black-Scholes option pricing model, this stock option has a fair value on the date of grant equal to $147,912. In connection with Mr. Smith’s termination of employment on November 15, 2006, he forfeited options to purchase 86,000 shares of common stock, 2,000 shares of restricted stock and 5,604 restricted stock units. In connection with Mr. Bentivegna’s termination of employment on November 15, 2006, he forfeited options to purchase 62,062 shares of common stock, 2,000 shares of restricted stock and 5,604 restricted stock units. See Note L of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(2)          None of our executive officers received bonuses for fiscal year 2006 under our 2006 Employee Bonus Plan.

(3)          During 2006, none of our executive officers earned preferential or above-market earnings on deferred compensation.

(4)          “All Other Compensation” for each of the Named Executive Officers includes the following:

	David A. Krall	Paul J. Milbury	Michael J. Rockwell	Sharad Rastogi	David M. Lebolt	Charles L. Smith		Joseph Bentivegna
Relocation Benefits(a)			$47,841	$12,470
Reimbursement for Taxes(b)	$67,290		$39,889	$5,564
Financial Counseling Services	$3,000							$3,000
Company Match on 401(k)	$6,600	$6,600	$6,600	$6,600	$6,600	$6,600		$6,600
Imputed Income for Group Term Life Insurance	$1,210	$3,130	$644	$492	$1,062	$667		$633
Termination Benefits						$690,316	(c)	$624,793	(d)

(a)          In 2005, Messrs. Krall and Rockwell relocated from Massachusetts to California. Messrs. Krall and Rockwell were reimbursed $149,190 and $89,625, respectively, for relocation expenses in 2005. Mr. Rastogi relocated from Massachusetts to California in 2006. These amounts represent reimbursement of relocation expenses incurred in 2006 related to the relocation of Messrs. Rockwell and Rastogi.

(b)         Represents tax reimbursements that Messrs. Krall, Rockwell and Rastogi received in connection with their relocation from Massachusetts to California.

(c)          Mr. Smith’s employment was terminated on November 15, 2006. Pursuant to the terms of his executive employment agreement, he is entitled to receive a total severance package with a value of $664,701, which includes (i) cash severance of $333,000 payable as follows:  50% to be paid six months after the date of termination and the remaining 50% to be paid in equal bi-weekly installments in accordance with our company’s normal payroll practices beginning the seventh month after the date of termination, (ii) 12 months of continued medical coverage following the termination of his employment at an estimated cost of $14,196, (iii) 12 months acceleration of vesting of all unvested equity awards as of his termination date valued as follows: $140,677 representing the SFAS No. 123(R) compensation cost resulting from the acceleration of vesting of stock awards and $161,828 representing the SFAS No. 123(R) compensation cost resulting from the acceleration of vesting of stock options and (iv) outplacement benefits at an estimated cost of $15,000. Termination Benefits also includes the payment of $25,615 to Mr. Smith for unused vacation time.

(d)         Mr. Bentivegna’s employment was terminated on November 15, 2006. Pursuant to the terms of his executive employment agreement, he is entitled to receive a total severance package with a value of $617,362, which includes (i) cash severance of $322,000 payable as follows:  50% to be paid six months after the date of termination and the remaining 50% to be paid in equal bi-weekly installments in accordance with our company’s normal payroll practices beginning the seventh month after the date of termination, (ii) 12 months of continued medical coverage following the termination of his employment at an estimated cost of $14,196, (iii) 12 months acceleration of vesting of all unvested equity awards as of his termination date valued as follows: $140,677 representing the SFAS No. 123(R) compensation cost resulting from the acceleration of vesting of stock awards and $125,489 representing the SFAS No. 123(R) compensation cost resulting from the acceleration of vesting of stock options and (iv) outplacement benefits at an estimated cost of $15,000. Termination Benefits also includes the payment of $7,431 to Mr. Bentivegna for unused vacation time.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2006

The following table sets forth information regarding (i) our 2006 Employee Bonus Plan awards granted to each Named Executive Officer and (ii) our key performer restricted stock unit awards granted to each Named Executive Officer.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Total Fair
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Underlying Options (#)	Awards ($/Sh)	Value of Award(3)
David A. Krall	12/07/06	$0	$771,400	(1)
	03/09/06							22,422			$1,054,282
Paul J. Milbury	12/07/06	$0	$249,750	(1)
	03/09/06							7,473			$351,380
Michael J. Rockwell	12/07/06	$0	$249,750	(1)
	03/09/06							7,473			$351,380
Sharad Rastogi	12/07/06	$0	$171,000	(1)
	03/09/06							5,231			$245,962
David M. Lebolt	12/07/06	$0	$249,750	(1)
	03/09/06							7,473			$351,380
Charles L. Smith	12/07/06	$0	$249,750	(1)
	03/09/06							7,473			$351,380
Joseph Bentivegna	12/07/06	$0	$225,400	(1)
	03/09/06							7,473			$351,380

(1)          These awards were granted pursuant to our 2006 Employee Bonus Plan, an annual non-equity incentive plan. Bonus awards under our 2006 Employee Bonus Plan, which are based on the achievement of various company milestones and individual performance, are determined as the result of formulae contained in the 2006 Employee Bonus Plan. Our 2006 Employee Bonus Plan is described in detail in the Compensation Discussion and Analysis above. The “Target” is the amount our Named Executive Officers would receive assuming our company achieved its target operating profit in 2006 and 2006 revenues exceeded 2005 revenues. For our Named Executive Officers, our 2006 Employee Bonus Plan begins to pay out when our company achieves its minimum operating profit for 2006. Our 2006 Employee Bonus Plan does not have a maximum limit on the amount of the award that may be paid under the plan. As a result, maximum payouts are not readily ascertainable for each Named Executive Officer. Even if our company milestones are met, our compensation committee has the discretion to decrease a bonus to a Named Executive Officer to zero. Because we did not achieve our minimum operating profit in 2006, no bonuses were paid to our Named Executive Officers under our 2006 Employee Bonus Plan.

(2)          These restricted stock units were granted pursuant to our 2005 Stock Incentive Plan, as amended, in connection with our annual key performer equity incentive award program. These restricted stock units vest in four equal annual installments beginning on the one year anniversary of the grant date.

(3)          These amounts represent the grant date fair value, computed in accordance with SFAS No. 123(R), of restricted stock units granted to our Named Executive Officers in 2006. The grant date fair value was determined by multiplying the total number of shares of our common stock underlying the restricted stock units by $47.02, the closing price of our company’s common stock on NASDAQ on the grant date in accordance with SFAS No. 123(R).

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)(1)		Market Value of Shares or Units of Stock that Have Not Vested($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout. Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
David A. Krall	15,000				$29.00	01/30/2008
	10,000				$35.06	08/01/2008
	20,000				$21.44	12/29/2008
	90,000				$12.80	04/17/2011
	50,000			—	$14.13	03/06/2012					—	—
	146,875	3,125	(2)		$22.01	01/10/2013
	45,333	18,667	(3)		$42.91	02/10/2014
	84,999	35,001	(4)		$65.81	02/17/2015
	18,750	41,250	(5)		$40.95	09/02/2015	22,422	(7)	$835,444	(8)
Paul J. Milbury	7,500	833	(2)	—	$22.01	01/10/2013
	17,708	7,292	(3)		$42.91	02/10/2014
	21,250	8,750	(4)	—	$65.81	02/17/2015
	4,688	10,312	(5)		$40.95	09/02/2015	7,473	(7)	$278,444	(8)	—	—
Michael J. Rockwell	3,124				$14.13	03/06/2012
	11,667	833	(2)		$22.01	01/10/2013
	14,875	6,125	(3)	—	$42.91	02/10/2014					—	—
	21,250	8,750	(4)		$65.81	02/17/2015
	4,688	10,312	(5)		$40.95	09/02/2015	7,473	(7)	$278,444	(8)
Sharad Rastogi	35,500	12,500	(6)		$48.00	12/31/2013
	4,250	1,750	(4)	—	$65.81	02/17/2015					—	—
	9,375	20,625	(5)		$40.95	09/02/2015	5,231	(7)	$194,907	(8)
David M. Lebolt	6,250				$8.41	07/22/2012
	6,250	625	(2)		$22.01	01/10/2013
	6,125	6,125	(3)	—	$42.91	02/10/2014					—	—
	21,250	8,750	(4)		$65.81	02/17/2015
	4,688	10,312	(5)		$40.95	09/02/2015	7,473	(7)	$278,444	(8)
Charles L. Smith(9)	19,688				$42.91	02/14/2007
	14,584				$55.67	02/14/2007
	21,250			—	$65.81	02/14/2007					—	—
	8,125				$40.95	02/14/2007
Joseph Bentivegna(10)	15,750				$42.91	02/14/2007
	21,250			—	$65.81	02/14/2007					—	—
	8,126				$40.95	02/14/2007

       (1) For the Named Executive Officers, unvested stock options and restricted stock units vest in full if, within two years following a change-in-control of our company, the Named Executive Officer is terminated by us without Cause (as defined in the change-in-control agreement) or if the Named Executive Officer terminates his employment with us for Good Reason (as defined in the change-in-control agreement).

       (2) These unvested shares vest in full on January 10, 2007.

       (3) 2.083% of the shares subject to this option vest each month until February 10, 2008 when all shares shall be vested.

       (4) In October 2005, our board of directors approved a partial acceleration of the vesting of this option so that the option became immediately exercisable as to the number of shares that would have been exercisable as of December 31, 2007. Beginning on January 17, 2008, 2.083% of the shares subject to this option vest each month until February 17, 2009 when all shares shall be vested.

       (5) 2.083% of the shares subject to this option vest each month until September 2, 2009 when all shares shall be vested.

       (6) 2.083% of the shares subject to this option vest each month until December 31, 2007 when all shares shall be vested.

       (7) 25% of these unvested shares will vest annually on March 9th of each of 2007, 2008, 2009 and 2010.

       (8) This amount was determined by multiplying the total number of shares of our common stock underlying the restricted stock units by $37.26, the closing price of our company’s common stock on NASDAQ on December 29, 2006.

       (9) Mr. Smith’s employment was terminated on November 15, 2006. Pursuant to the terms of his executive employment agreement, Mr. Smith received an additional one year vesting on all unvested equity awards that he held as of his termination date. All other unvested equity awards that he held as of his termination date terminated. Mr. Smith had 90 days from his termination date to exercise his vested stock options.

(10) Mr. Bentivegna’s employment was terminated on November 15, 2006. Pursuant to the terms of his executive employment agreement, Mr. Bentivegna received an additional one year vesting on all unvested equity awards that he held as of his termination date. All other unvested equity awards that he held as of his termination date terminated. Mr. Bentivegna had 90 days from his termination date to exercise his vested stock options.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2006

The following table sets forth the number of shares acquired pursuant to the exercise of options by, and the number of restricted stock awards that vested for, our Named Executive Officers during 2006 and the aggregate dollar amount realized by our Named Executive Officers upon the exercise of options and the vesting of restricted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David A. Krall	—	—	—	—
Paul J. Milbury	5,728	$153,506	—	—
Michael J. Rockwell	—	—	—	—
Sharad Rastogi	—	—	—	—
David M. Lebolt	9,062	$304,696	—	—
Charles L. Smith	34,581	$741,926	5,869	$234,586
Joseph Bentivegna	10,937	$180,243	5,869	$234,586

Non-Qualified Deferred Compensation

Our executive officers, along with our U.S.-based vice presidents and members of our board of directors, are eligible to participate in our non-qualified deferred compensation plan, which was established to provide participants with the opportunity to defer the receipt of up to 60% of their base salary and all or a portion of their bonuses or director’s fees, as applicable. Under our non-qualified deferred compensation plan, we credit each participant’s account with the amount that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant) that are available under our non-qualified deferred compensation plan. The available investment options are the same investment options that are generally available to all employees under our 401(k) retirement plan. The interest rate earned on the deferred amounts is not above-market or preferential. Participants who terminate their employment with our company after reaching age 55 will be paid, at the participant’s option, in a lump sum or in installments over two to ten years. Participants who terminate employment with our company before attaining age 55 or due to death or disability will be paid in a lump sum. In each case, payments may also be delayed by six months in order to comply with Internal Revenue Code Section 409A. Participants who experience an unforeseen catastrophic financial emergency may receive, while still employed, a lump sum distribution of an amount necessary to alleviate the emergency. Participants are not permitted to withdraw funds from their accounts for any other reason other than in connection with termination, death or disability, or an unforeseen catastrophic financial emergency. In addition, we are not required nor do we make any contributions to our non-qualified deferred compensation plan. The benefits payable under our non-qualified deferred compensation plan represent an unfunded and unsecured contractual obligation of our company to pay the value of the deferred compensation in the future. As of December 31, 2006, there was an obligation of $1,514,355 in the plan.

The table below sets forth information for our two Named Executive Officers who participated in our non-qualified deferred compensation plan.

NON-QUALIFED DEFERRED COMPENSATION FOR FISCAL YEAR 2006

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
David A. Krall President and Chief Executive Officer	—	—	$24,351	—		$179,268
Joseph Bentivegna Former Vice President and Chief Operating Officer, Avid Video	—	—	$13,073	$141,647	(1)	—

(1)   Pursuant to the terms of our deferred compensation plan, Mr. Bentivegna received this amount when his employment terminated on November 15, 2006.

Other Elements

Our employee stock purchase program, which is generally available to all employees who work over 20 hours per week, including our executive officers, allows participants to purchase shares of our common stock at a 5% discount from the fair market value of the common stock at the end of the applicable purchase period. Our employees purchased a total of 38,155 shares of our common stock under this program in 2006.

Severance and Change-in-Control Benefits

We have employment agreements with our Named Executive Officers and certain other executive officers that provide for severance benefits following a termination of their employment with our company (other than a termination following a change-in-control of the company). The agreements with the Named Executive Officers, other than Mr. Rastogi, can be terminated by either the company or the officer upon 12 months’ prior notice. Mr. Rastogi’s agreement terminates upon a change-in-control of the company. If we terminate the Named Executive Officer’s employment other than for Cause (as defined in the executive employment agreement), or if the Named Executive Officer terminates his employment for Good Reason (as defined in the executive employment agreement), we must pay the Named Executive Officer his or her base salary and provide the Named Executive Officer with medical benefits for the 12 months following his or her termination. We must also pay the Named Executive Officer his or her target annual cash incentive compensation for the year of termination, if any, multiplied by the actual plan pay-out factor and prorated for the number of months that the Named Executive Officer actually worked for us. Furthermore, any stock options, shares of restricted stock and restricted stock units that were due to vest within 12 months after the Named Executive Officer’s date of termination will vest immediately upon termination. In order to be eligible to receive any of the above payments and benefits, the Named Executive Officer must execute a general release of claims against our company, excluding any claims relating to our company’s obligations under the executive employment agreement. Finally, pursuant to our agreement with Mr. Krall, in addition to the benefits described above, for the second year following his termination, we must pay Mr. Krall the amount by which his monthly base salary at the time of termination exceeds his monthly compensation from any new employer.

The employment agreements (other than Mr. Lebolt’s agreement) contain provisions that restrict each of our Named Executive Officers’ ability to engage in business that is competitive with our company’s business for a period of one year following his termination, or to solicit any person who was employed by our company (unless such person has ceased to be employed by our company for at least one year) for a period of one year following such termination. Mr. Lebolt’s agreement prohibits him from soliciting our employees unless they have ceased to be employed by us for a period of at least one year. In addition, Mr. Rastogi’s employment agreement contains a provision restricting him from soliciting our company’s customers and suppliers for a period of one year following his termination.

The following table sets forth the estimated benefits that each of our Named Executive Officers would be entitled to receive upon termination of his employment with our company (other than a termination following a change-in-control of the company) if our company terminates the Named Executive Officer without Cause or the Named Executive Officer terminates his employment for Good Reason. Except with respect to Messrs. Smith and Bentivegna, these disclosed amounts assume that the Named Executive Officers’ employment terminated on December 31, 2006. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which would only be known at the time that they become eligible for payment following their termination. The amounts for Messrs. Smith and Bentivegna reflect the actual termination of their employment with us as of November 15, 2006.

Estimated Current Value of Severance Benefits

(Other than Change-in-Control Benefits)

Name	Severance Amount(1) ($)	Early Vesting of Stock Options(2)($)	Early Vesting of Restricted Stock and Restricted Stock Units(3)($)	Other(4)($)	Total ($)
David A. Krall(5)	$1,873,400	$47,656	$208,880	$30,420	$2,160,356
Paul J. Milbury(5)	$582,750	$12,703	$69,639	$29,196	$694,288
Michael J. Rockwell(5)	$582,750	$12,703	$69,639	$30,420	$695,512
Sharad Rastogi(5)	$456,000	—	$48,736	$26,376	$531,112
David M. Lebolt(5)	$582,750	$9,531	$69,639	$20,432	$682,352
Charles L. Smith	$333,000	$161,828	$140,677	$29,196	$664,701
Joseph Bentivegna	$322,000	$125,489	$140,677	$29,196	$617,362

(1)   This amount reflects the sum of each Named Executive Officer’s (i) annual base salary in effect on the date of termination (except for Mr. Krall, who is entitled to two times his annual base salary in effect on the date of termination, subject to reduction in certain circumstances), and (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan pay-out factor (assuming the plan payout factor is 100%) and prorated for the number of months that the executive officer actually worked at our company.

(2)   This amount equals the difference between the exercise price of each option and $37.26, the closing price of our common stock on NASDAQ on December 29, 2006, multiplied by the number of shares of our common stock underlying stock options that would have vested during the period beginning January 1, 2007 and ending December 31, 2007.

(3)   This amount equals the number of shares of restricted stock and restricted stock units that would have vested during the period beginning January 1, 2007 and ending December 31, 2007 multiplied by $37.26, the closing price of our common stock on NASDAQ on December 29, 2006.

(4)   Includes $15,000 for outplacement services for each Named Executive Officer and 12 months of medical benefits continuation for each Named Executive Officer as follows: Mr. Krall: $15,420, Mr. Milbury: $14,196, Mr. Rockwell: $15,420, Mr. Rastogi: $11,376, Mr. Lebolt: $5,432, Mr. Smith: $14,196 and Mr. Bentivegna: $14,196.

(5)   Upon death or disability, each of the Named Executive Officers would be entitled to receive the following amounts: Mr. Krall: $807,536, Mr. Milbury: $415,342, Mr. Rockwell: $415,342, Mr. Rastogi: $333,736 and Mr. Lebolt: $412,170. These amounts represent the following for each of the Named Executive Officers: (i) his annual base salary in effect on the date of death or disability (Mr. Krall: $551,000, Mr. Milbury: $333,000, Mr. Rockwell: $333,000, Mr. Rastogi: $285,000 and Mr. Lebolt: $333,000) (this amount is subject to reduction if such Named Executive Officer receives payment under our company’s long-term disability plan) plus (ii) the aggregate amount set forth in the second and third columns above representing the value to the Named Executive Officer of 12 months of acceleration of unvested stock options, restricted stock and restricted stock units. In order for Mr. Rastogi to be eligible to receive any of the above payments and benefits, he must execute a general release of claims against our company, excluding any claims relating to our company’s obligations under his executive employment agreement.

We also have change-in-control agreements with our Named Executive Officers and other executive officers. These agreements are intended to provide for continuity of management in the event of a change-in-control. These agreements provide that if, within two years following a change-in-control of our company, the officer is terminated by us without Cause (as defined in the change-in-control agreement) or if the officer terminates his or her employment with us for Good Reason (as defined in the change-in-control agreement), the officer will receive any earned but unpaid salary and a bonus payment for the year of termination equal to the greater of the highest annual bonus earned in the two most recent full fiscal years preceding the date of termination and the officer’s target bonus award for the fiscal year in which the termination occurs, prorated for the number of days the officer worked for us during the year of termination. The officer will also receive a lump sum severance payment equal to one and one-half times the sum of his or her annual base salary plus the greater of the highest annual bonus earned in the two most recent full fiscal years preceding the date of termination and the officer’s target bonus award for the fiscal year in which the termination occurs. In addition, the officer is entitled to receive medical and life insurance benefits comparable to those he or she received while employed by us for the 24 months following the date of termination (except for Mr. Rastogi who is entitled to receive continuation of benefits for 18 months following the date of his termination). The change-in-control agreements (other than Mr. Rastogi’s agreement) also require that, as part of the severance payment, we compensate the officer in an amount equal to any excise tax imposed by Section 4999 of the Internal Revenue Code. However, an executive officer who would otherwise be entitled to a gross-up payment relating to any excise tax imposed by Section 4999 will not be entitled to receive a gross-up payment, but instead will have his or her parachute payments reduced to a level that will not subject the executive officer to the excise tax, if the cut-back will not reduce the after-tax amount the executive officer would receive, after taking into account the parachute payment and the gross-up payment, by more than $50,000. Finally, all unvested stock options, shares of restricted stock and restricted stock units then held by the officer will vest immediately and be exercisable for a period of 24 months following the officer’s termination (except for Mr. Rastogi who has an 18-month exercise period following termination). Any incentive stock option that is not exercised within three months after the termination date will automatically become a nonstatutory stock option under the tax rules of the Internal Revenue Code. In order for Mr. Rastogi to be eligible to receive any of the above payments and benefits, he must execute a general release of claims against our company, excluding any claims relating to our company’s obligations under the change-in-control agreement.

The change-in-control agreements (other than Mr. Rastogi’s and Mr. Lebolt’s agreements) contain provisions that restrict each of our Named Executive Officers’ ability to engage in business that is competitive with our company’s business for a period of one year following his termination, or to solicit any person who was employed by our company unless such person has ceased to be employed by us for a period of at least one year. Mr. Rastogi’s agreement prohibits him from competing with our company, soliciting our employees and soliciting our company’s customers and suppliers for a period of 18 months following his termination. Mr. Lebolt’s agreement prohibits him from soliciting our employees unless they have ceased to be employed by us for a period of at least one year.

Under the terms of these agreements, a change-in-control would include any of the following events:

•  any “person” as defined in the Securities Exchange Act of 1934, as amended, acquires 30% or more of our voting securities;

•  a majority of our directors are replaced in certain circumstances; or

•  stockholders approve certain mergers, or a liquidation or sale of our assets.

Under the individual change-in-control agreements with our Named Executive Officers, each of our Named Executive Officers would be entitled to receive the following estimated benefits if his employment were terminated within two years after a change-in-control. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a change-in-control were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the change-in-control occurred on December 31, 2006 and the Named Executive Officer’s employment was immediately terminated, including a gross-up for certain taxes in the event that any payments made in connection with a change-in-control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. No information is provided for Messrs. Smith and Bentivegna because they were not employees on December 31, 2006.

Estimated Current Value of Change-in-Control Benefits

	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(3)	Estimated Tax Gross-Up	Other(4)	Total
David A. Krall	$2,755,000	$47,656	$835,444	$0	$45,840	$3,683,940
Paul J. Milbury	$1,123,875	$12,703	$278,444	$0	$43,392	$1,458,414
Michael J. Rockwell	$1,123,875	$12,703	$278,444	$0	$45,840	$1,460,862
Sharad Rastogi(5)	$724,211	$0	$194,907	$0	$32,063	$951,181
David M. Lebolt	$1,123,875	$9,531	$278,444	$0	$25,864	$1,437,714

(1)   This amount represents (i) the executive officer’s accrued salary and pro rata portion of the greater of the executive officer’s (a) current bonus target or (b) highest annual bonus earned during the prior two years of employment plus (ii) 1.5 times the sum of the executive officer’s (a) base salary in effect on the date of termination and (b) the greater of the executive officer’s highest annual bonus earned in the two most recent full fiscal years preceding the date of termination and the executive officer’s target bonus award for the fiscal year in which the termination occurs. For Mr. Rastogi, the severance amount reflects a reduction of $130,789 in the portion of his severance amount related to base salary. This reduction was made pursuant to the terms of his change-in-control agreement with the company to avoid excise taxes that would otherwise be payable by him.

(2)   This amount equals the difference between the exercise price of each option and $37.26, the closing price of our common stock on NASDAQ on December 29, 2006, multiplied by the number of unvested shares of our common stock underlying stock options on December 31, 2006, the assumed date of termination. Upon termination following a change-in-control, all unvested stock options held by the Named Executive Officer vest in full.

(3)   This amount equals the total number of shares of restricted stock and restricted stock units held by the Named Executive Officer on December 31, 2006 that would have vested in full on December 31, 2006, the assumed date of termination following a change-in-control, multiplied by $37.26, the closing price of our common stock on NASDAQ on December 29, 2006.

(4)   Includes $15,000 for outplacement services for each Named Executive Officer and 24 months of benefits continuation for each Named Executive Officer (except for Mr. Rastogi who is entitled to 18 months) as follows: Mr. Krall: $30,840, Mr. Milbury: $28,392, Mr. Rockwell: $30,840, Mr. Rastogi: $17,063 and Mr. Lebolt: $10,864.

(5)   Upon death within two years after a change-in-control, Mr. Rastogi would be entitled to receive an amount equal to his annual base salary in effect on the date of death and an additional 12 months of vesting on all unvested stock options, restricted stock and restricted stock units. If Mr. Rastogi’s employment is terminated within two years after a change-in-control due to Disability (as defined in his change-in-control agreement), Mr. Rastogi would be entitled to receive an amount equal to his annual base salary in effect on the date of Disability (less any amount he may receive under our company’s long-term disability plan) and an additional 12 months of vesting on all unvested stock options, restricted stock and restricted stock units. In order for Mr. Rastogi to be eligible to receive any of the above payments and benefits, he must execute a general release of claims against our company, excluding any claims relating to our company’s obligations under his change-in-control agreement.

As discussed in the Compensation Discussion and Analysis above, our company has adopted a policy to no longer provide tax “gross-up” payments in new executive officer change-in-control agreements. For example, when Mr. Rastogi was promoted to Vice President of Corporate Development in August 2005 and became eligible to enter in a change-in-control agreement, he did not receive the “gross-up” benefit.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to stock options and other equity awards under our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Available for Future Issuance Under our Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(3)	2,331,071	$41.70	2,558,963 (4)
Equity Compensation Plans Not Approved by Security Holders(5)	1,633,099	$33.07	276,597
Total	3,964,170	$38.14	2,835,560

(1)          Includes only stock options and restricted stock units outstanding under our company’s equity compensation plans, since no warrants or other rights were outstanding as of December 31, 2006.

(2)          The weighted-average exercise price of outstanding options does not take into account restricted stock units, which have a de minimis purchase price.

(3)          Includes our 1993 Stock Incentive Plan, 1993 Director Stock Option Plan, 1994 Stock Option Plan, 1996 Employee Stock Purchase Plan, 1997 Stock Incentive Plan and 2005 Stock Incentive Plan.

(4)          Includes 9,567 shares of our common stock issued in connection with the offering period under our 1996 Employee Stock Purchase Plan that ended on January 31, 2007.

(5)          Includes our 1997 Stock Option Plan, 1998 Stock Option Plan, 1998 Avid-Softimage Stock Option Plan, Amended and Restated 1999 Stock Option Plan, 2002 Midiman Stock Option Plan, Sibelius Software Limited Enterprise Management Incentive Scheme and Sibelius Software Limited Unapproved Discretionary Share Option Scheme 2000.

The following are summaries of our equity compensation plans that have not been approved by our stockholders:

Avid’s 1997 Stock Option Plan

Our 1997 Stock Option Plan was adopted by our board of directors in December 1997 and provides for the grant of non-statutory stock options for up to 1,000,000 shares of our common stock. As of December 31, 2006, there were 136,057 shares reserved for issuance upon exercise of outstanding options and 10,251 shares available for future grant under the plan.

Avid’s 1998 Stock Option Plan

Our 1998 Stock Option Plan was adopted by our board of directors in December 1998 and provides for the grant of non-statutory stock options for up to 1,500,000 shares of our common stock. As of December 31, 2006, there were 224,704 shares reserved for issuance upon exercise of outstanding options and 51,041 shares available for future grant under the plan.

1998 Avid-Softimage Stock Option Plan

Our 1998 Avid-Softimage Stock Option Plan was adopted by our board of directors in June 1998 in conjunction with our acquisition of Softimage Inc. (now known as Softimage Co.) and provides for the grant of non-statutory stock options for up to 2,000,000 shares of our common stock. As of December 31, 2006, there were 11,635 shares reserved for issuance upon exercise of outstanding options under the plan. No additional shares will be issued under this plan.

Avid’s Amended and Restated 1999 Stock Option Plan

Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors in November 1999 and provides for the grant of non-statutory stock options for up to 4,750,000 shares of our common stock, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2006, there were 1,104,543 shares reserved for issuance upon exercise of outstanding options and 96,730 shares available for future grants of either stock options or restricted stock.

Avid’s 2002 Midiman, Inc. Stock Option/Stock Issuance Plan

Our 2002 Midiman, Inc. Stock Option/Stock Issuance Plan was assumed by us in August 2004 in conjunction with our acquisition of Midiman, Inc. (d/b/a M-Audio) and provides for the grant of incentive stock options, non-statutory stock options and restricted stock for up to 864,113 shares of our common stock. As of December 31, 2006, there were 126,187 shares reserved for issuance upon exercise of outstanding options under the plan and 118,575 shares available for future grant under the plan. An additional 454,270 shares were reserved exclusively for issuance under the plan as earnout consideration in connection with our acquisition of M-Audio. However, because the conditions necessary for payment of the earnout consideration were not met by M-Audio, none of these shares were or will be issued.

Avid’s Sibelius Software Limited Enterprise Management Incentive Scheme

Our Sibelius Software Limited Enterprise Management Incentive Scheme was assumed by us in July 2006 in conjunction with our acquisition of Sibelius Software Limited, or Sibelius, and provides for the grant of Qualifying Options under the United Kingdom Finance Act 2000 for up to 24,772 shares of our common stock. As of December 31, 2006, there were 20,164 shares reserved for issuance upon exercise of outstanding options under the plan. No additional shares will be issued under this plan.

Avid’s Sibelius Software Limited Unapproved Discretionary Share Option Scheme 2000

Our Sibelius Software Limited Unapproved Discretionary Share Option Scheme 2000 was assumed by us in July 2006 in conjunction with our acquisition of Sibelius and provides for the grant of  non-statutory stock options for up to 9,809 shares of our common stock. As of December 31, 2006, there were 9,809 shares reserved for issuance upon exercise of outstanding options under the plan. No additional shares will be issued under this plan.

Description of Plan Terms

Except as specifically noted, our 1997, 1998 and 1999 plans, and the 1998 Avid-Softimage and 2002 Midiman plans, have substantially similar terms. Each plan is administered by our board of directors or a committee of our board of directors. Each of the 1997, 1998 and 1999 plans allows for the grant of stock options and, under the 1999 plan, restricted stock, to any employee other than an executive officer or director. Under the 2002 Midiman plan, stock options and restricted stock may be granted to employees, officers and independent contractors; however, these awards may not be made to anyone who was employed by us immediately prior to the closing of our acquisition of M-Audio.

Our board of directors or a committee of our board of directors establishes the terms of each option upon grant. Specifically, it determines:

•       who receives the option;

•       the number of shares of our common stock covered by the option;

•       the exercise price of the option (which may be less than, equal to or greater than the fair market value of the common stock on the date of grant); and

•       the duration of the option.

The 1997, 1998 and 1999 plans, and the 1998 Avid-Softimage and 2002 Midiman plans contain provisions addressing the consequences of a change-in-control of our company. If we undergo a change-in-control, we must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume or substitute for the outstanding options, then our board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change-in-control. Under the Sibelius option plans, if we undergo a change-in-control, the options must be exercised within 40 days of the change-in-control in the case of the Enterprise Management Incentive Scheme, and within three months of the change-in-control in the case of the Unapproved Discretionary Share Option Scheme.

Related Person Transaction Policy

Our board of directors has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” he or she must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our audit committee may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually by the committee. As required under rules issued by the Securities and Exchange Commission, transactions that are determined to be directly or indirectly material to our company or a related person are disclosed in our company’s proxy statement.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•       the related person’s interest in the related person transaction;

•       the approximate dollar value of the amount involved in the related person transaction;

•       whether the transaction was undertaken in the ordinary course of business;

•       whether the terms of the transaction are no less favorable to our company than terms that could be reached with an unrelated third party;

•       the purpose of, and the potential benefits to our company of, the transaction; and

•       any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our company’s best interests.

REPORT OF THE AUDIT COMMITTEE OF AVID’S BOARD OF DIRECTORS

The audit committee has reviewed the company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 and has discussed these consolidated financial statements with management. The company’s management is responsible for internal controls and the financial reporting process. The company’s internal auditor is responsible for providing independent, objective reports to the audit committee on whether the company’s internal control processes, business risk-management approach and governance processes are operating as intended. The company’s independent registered public accounting firm is responsible for performing an independent audit of (i) the company’s consolidated financial statements, (ii) the company’s internal control over financial reporting, and (iii) management’s assessment of the company’s internal control over financial reporting in accordance with generally accepted auditing standards, including, when applicable, standards adopted by the Public Company Accounting Oversight Board, and for issuing a report thereon. As appropriate, the audit committee reviews, evaluates and discusses with management, internal accounting and financial personnel, the internal auditor and the independent registered public accounting firm, the following:

•       the plan for, and the independent registered public accounting firm’s report on, the annual audit of the company’s consolidated financial statements and internal control over financial reporting;

•       the company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

•       the selection, application and disclosure of critical accounting policies by the company’s management;

•       changes in the company’s accounting practices, principles, controls or methodologies;

•       significant developments or changes in accounting rules;

•       the adequacy of the company’s internal controls, as well as the accounting, financial and auditing personnel;

•       the internal audit plan and the periodic updates provided by the internal auditor;

•       the independent registered public accounting firm’s qualifications, scope of activities and fees associated with the annual audit; and

•       the results of the annual representation letter process applicable to senior management and sales personnel.

In response to the requirements of Section 404 of The Sarbanes-Oxley Act of 2002 and related rules and regulations, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting as of December 31, 2006. The audit committee provided oversight and guidance to management and financial personnel during the documentation, control design, testing and evaluation processes. In connection with this oversight, both management and the independent registered public accounting firm regularly provided updates to the audit committee. At the conclusion of the process, management presented to the audit committee a report on the effectiveness of the company’s internal control over financial reporting. The audit committee also reviewed the independent registered public accounting firm’s report included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 related to its audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

The audit committee also reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2006 and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the independent registered public accounting firm. This standard requires the company’s independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•       methods to account for significant unusual transactions;

•       the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•       the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•       disagreements (of which there were none) with management over the application of accounting principles, the basis for the accounting estimates made by management and the disclosures in the consolidated financial statements.

The independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This standard requires the independent registered public accounting firm to disclose annually, in writing, all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of their independence. The committee has discussed with the independent registered public accounting firm its independence from the company.

Based on its discussions with the company’s management and the independent registered public accounting firm, as well as its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE
Pamela F. Lenehan, Chair
George H. Billings
Nancy Hawthorne

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees and related expenses paid by us to Ernst & Young LLP for professional services rendered during the period between March 16, 2006 and December 31, 2006, and to PricewaterhouseCoopers LLP for professional services rendered during the period between January 1, 2005 and March 16, 2006:

	2006	2005
	(in thousands)
Audit	$3,593	$3,409
Audit-Related	$305	$5
Tax	$101	$343
All Other	$0	$0
Total	$3,999	$3,757

Audit Fees.   The audit fees listed for the fiscal years ended December 31, 2006 and 2005 were for professional services rendered in connection with the audits of the consolidated financial statements (including the effects of acquisitions) included in our Annual Report on Form 10-K for each year, audits of our management’s assessment of internal control over financial reporting and of our internal control over financial reporting as of each year-end, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and statutory and subsidiary audits, consents, and assistance with the review of documents filed with the Securities and Exchange Commission. All of these services were approved by our audit committee.

Audit-Related Fees.   The audit-related fees listed for the fiscal years ended December 31, 2006 and 2005 were for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and that are not reported under “Audit Fees.” For 2006, these services relate to consultation regarding mergers and acquisitions. All of these services were approved by our audit committee.

Tax Fees.   The tax fees listed for the fiscal years ended December 31, 2006 and 2005 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, assistance with tax audits, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All of these services were approved by our audit committee.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm, Ernst & Young LLP. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. We are asking stockholders to ratify our audit committee’s selection. Although stockholder ratification of the selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider the selection of Ernst & Young LLP for the ensuing fiscal year. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company’s and our stockholders’ best interests.

Each year our audit committee reviews the accountants’ performance, qualifications and independence in accordance with regulatory requirements and guidelines. As a result of the audit committee’s 2006 review of our independent registered public accounting firm, on March 16, 2006, our audit committee appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2006 and dismissed PricewaterhouseCoopers LLP for such period.  Our stockholders ratified our audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2006 at our 2006 annual meeting of stockholders on May 24, 2006.

PricewaterhouseCoopers LLP’s report on our consolidated financial statements for the fiscal year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of our consolidated financial statements for the fiscal year ended December 31, 2005 and through the date of our dismissal of PricewaterhouseCoopers LLP, there were no disagreements between us and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make a reference to the subject matter of the disagreements in connection with its reports. During the fiscal year ended December 31, 2005 and through the date of our dismissal of PricewaterhouseCoopers LLP, there were no reportable events, as defined in Item 304(a)(l)(v) of Regulation S-K. During our fiscal year ended December 31, 2005 and through the date of our dismissal of PricewaterhouseCoopers LLP, we did not consult with Ernst & Young LLP in respect of our consolidated financial statements for the fiscal year ended December 31, 2005 regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from our stockholders. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the annual meeting.

Board Recommendation

Our board of directors recommends that our stockholders vote "FOR" the ratification of the selection of Ernst & Young LLP as our company’s independent registered public accounting firm for the current fiscal year.

OTHER MATTERS

Householding and Annual Meeting Materials

Some banks, brokers and other nominee record holders may follow the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and 2006 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document upon request to: Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876, Attn: Investor Relations, telephone: (978) 640-6789. Requests for separate copies of future proxy statements or annual reports (or multiple copies to the same address) may be made either through our stockholders’ bank, broker or other nominee record holder, or directly at the address or telephone number listed above.

Proposals for our 2008 Annual Meeting of Stockholders

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. A proposal that a stockholder would like included in our proxy statement for our 2008 annual meeting of stockholders must satisfy all applicable requirements of Rule 14a-8 and must be received by our Secretary at our principal office in Tewksbury, Massachusetts no later than December 7, 2007.

If one of our stockholders intends to present a proposal at our 2008 annual meeting, but not have such proposal included in our proxy statement, the proposal must be submitted to our Secretary at our principal offices in Tewksbury, Massachusetts no later than March 6, 2008, or 60 days before the date of our 2008 annual meeting, whichever is later. We have not yet set a date for our 2008 annual meeting; however, if our 2008 annual meeting is held on May 16, 2008 (the anniversary of our 2007 annual meeting), the deadline for delivery of a proposal is expected to be March 17, 2008.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, including financial statements and schedules, but excluding exhibits, will be furnished without charge to any stockholder upon request to: Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876, Attn: Investor Relations, telephone: (978) 640-6789. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Other Matters

We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of our Board of Directors,
PAIGE PARISI
Secretary
Tewksbury, Massachusetts
April 5, 2007

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND OUR ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Avid

MR A SAMPLE	00004	000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1		000000000.000000 ext	000000000.000000 ext
ADD 2	XXXXXXXXXXXXXX
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

‚PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

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A. Proposals — The Board of Directors recommends a vote FOR both of the nominees listed below and FOR Proposals 2 and 3.

1. To elect the two nominees listed below as Class II Directors to serve for three-year terms.

	For	Withhold		For	Withhold
01 - David A. Krall	☐	☐	02 - Pamela F. Lenehan	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP	☐	☐	☐	3.	To consider such other business as may	☐	☐	☐
	as the Company’s independent registered public					properly come before the meeting or any
	accounting firm for the current fiscal year.					adjournment thereof.

B. Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
Mark box to the right if
	you plan to attend the	☐
Annual Meeting.

C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and sign below. C

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy card will be voted FOR Proposals 1 through 3.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

C 1234567890	JNT 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 U P X	C O Y # # #	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

‚ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

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Avid

Proxy — Avid Technology, Inc.

Notice of 2007 Annual Meeting of Stockholders

This proxy is solicited on behalf of the Board of Directors of the Company.

The undersigned, having received notice of the 2007 Annual Meeting of Stockholders and the accompanying proxy statement, and revoking all prior proxies, hereby appoints Mr. David A. Krall and Ms. Paige Parisi, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote, if personally present, at the 2007 Annual Meeting of Stockholders of Avid Technology, Inc. (the “Company”) to be held at the Company’s offices located at 1925 Andover Street, Tewksbury, Massachusetts, on Wednesday, May 16, 2007 at 10:00 a.m., local time, and at any adjournments or postponements thereof, with respect to the matters set forth on the reverse side, as more fully set forth in the Notice of 2007 Annual Meeting of Stockholders, dated April 5, 2007, receipt of which is hereby acknowledged.